UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 11, 2011

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2011, Marina Biotech, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company, whereby LPC has agreed to purchase up to $15 million of the common stock, par value $0.006 per share, of the Company (“Common Stock”), over a thirty (30) month period. The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with LPC pursuant to which the Company agreed to file a registration statement related to the transaction with the U.S. Securities and Exchange Commission (the “SEC”) covering the shares that have been issued or may be issued to LPC under the Purchase Agreement. After the SEC has declared effective the registration statement related to the transaction, the Company will have the right, in its sole discretion, over a 30-month period to sell up to $15 million of its Common Stock to LPC, depending on certain conditions as set forth in the Purchase Agreement.

There are no upper limits to the price LPC may pay to purchase shares of Common Stock, and the purchase price of the shares related to the future funding under the Purchase Agreement will be based on the prevailing market prices of the Common Stock immediately preceding the time of sales without any fixed discount. The Company will control the timing and amount of any future sales, if any, of shares to LPC. LPC shall not have the right or the obligation to purchase any shares of Common Stock on any business day that the price of the Common Stock is below the floor price as set forth in the Purchase Agreement. Except as set forth in the immediately following sentence, we may not issue more than 17,779,127 shares (the “Exchange Cap”) in connection with the Purchase Agreement. The Purchase Agreement provides that the Exchange Cap will not be applicable for any purposes of the Purchase Agreement or the transactions contemplated thereby, solely to the extent (and only for so long as) the average purchase price of all shares of Common Stock issued by the Company to LPC equals or exceeds $0.225 per share (subject to adjustment), which represents the book value, $0.169, of the Common Stock as of October 10, 2011, plus an additional amount to account for the Initial Commitment Shares (as defined below), Expense Shares (as defined below) and the Additional Commitment Shares (as defined below). The book value of the Common Stock as of October 10, 2011 was calculated by dividing $15,031,000, representing the Company’s estimated stockholders’ equity as of October 10, 2011, by 88,940,105 shares of Common Stock outstanding as of October 10, 2011. The $0.169 book value of the Common Stock as of October 10, 2011 was higher than the $0.148 consolidated closing bid price of the Common Stock immediately preceding the execution of the Purchase Agreement.

In consideration for entering into the Purchase Agreement, the Company issued to LPC 1,452,785 shares of Common Stock as a commitment fee (the “Initial Commitment Shares”) and is required to issue to LPC up to 2,905,569 shares of Common Stock pro rata when and if LPC purchases, at the Company’s discretion, the $15 million of Common Stock over the 30-month period (the “Additional Commitment Shares”). The Company also issued to LPC an additional 50,000 shares of Common Stock as an expense reimbursement (the “Expense Shares”). The Company may terminate the Purchase Agreement at any time at its discretion without any cost to it. The proceeds received by the Company under the Purchase Agreement are expected to be used for the clinical development of CEQ508, which is currently in a Phase 1b/2a clinical trial for the treatment of Familial

Adenomatous Polyposis (FAP) and for general corporate purposes, including working capital and operational purposes, including pre-clinical development.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions, and indemnification and termination provisions by, among and solely for the benefit of, the other parties in the context of all of the terms and conditions thereof and in the context of the specific relationship between the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Common Stock. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended to be relied upon by investors and the public. Investors and the public should review the Company’s filings with the SEC for information regarding the Company.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, a copy of each of which is attached to this Current Report as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The Company also issued a press release, dated October 17, 2011, to disclose the transaction with LPC, a copy of which is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance and sale of shares by the Company to LPC under the Purchase Agreement is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Purchase Agreement, dated as of October 11, 2011, by and between Marina Biotech, Inc. and Lincoln Park Capital Fund, LLC.

10.2	Registration Rights Agreement, dated as of October 11, 2011, by and between Marina Biotech, Inc. and Lincoln Park Capital Fund, LLC.

99.1	Press release of Marina Biotech, Inc. dated October 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

October 17, 2011	By:	/s/ J. MICHAEL FRENCH
	Name:	J. Michael French
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement, dated as of October 11, 2011, by and between Marina Biotech, Inc. and Lincoln Park Capital Fund, LLC.

10.2	Registration Rights Agreement, dated as of October 11, 2011, by and between Marina Biotech, Inc. and Lincoln Park Capital Fund, LLC.

99.1	Press release of Marina Biotech, Inc. dated October 17, 2011.